Exhibit 10.2

Loan No. 0426195000

FIFTH AMENDMENT TO
REVOLVING LINE OF CREDIT LOAN AGREEMENT

This Fifth Amendment to Revolving Line of Credit Loan Agreement (this “Amendment”) is entered into by and between American AgCredit, FLCA (“Lender”) and Maui Land & Pineapple Company, Inc., a Hawaii corporation (“Borrower”), to be effective as of October 9, 2009 (the “Effective Date”).

RECITALS

A.   Borrower and Lender are parties to a Revolving Line of Credit Loan Agreement dated September 1, 2005 and amended by a First Amendment dated as of December 4, 2006, a Second Amendment dated as of September 30, 2008, a Third Amendment dated as of December 31, 2008, and a Fourth Amendment dated as of December 31, 2008 (as it may be further amended, restated, modified or supplemented from time to time, the “Credit Agreement”).  (Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to them in the Credit Agreement.)

B.   Borrower has requested that Lender agree to modify certain terms of the Credit Agreement.  Lender is willing to do so on the terms and conditions set forth in this Amendment.

Accordingly the parties agree as follows:

1.                                       Conditions Precedent.  The modification provided for herein is hereby granted provided that the following conditions precedent are satisfied by a date acceptable to Lender in its sole discretion:

1.1                                 Lender shall have received one or more counterparts of this Amendment duly executed and delivered by Borrower and each Guarantor.

1.2                                 All of the representations and warranties contained in the Credit Agreement shall continue to be true and correct and remain in full force and effect as of the date of this Amendment.

1.3                                 Borrower shall have paid to Lender a fee (the “Amendment Fee”) in the amount of $125,000.00.  The Amendment Fee shall be considered fully earned and non-refundable upon its receipt by Lender and no portion thereof shall be refundable to Borrower under any circumstances.

Notwithstanding the date on which the above conditions have been satisfied, the interest changes provided for in this Amendment shall be deemed to have become effective as of October 1, 2009 and the new interest rates set forth in this Amendment shall be effective retroactively to October 1, 2009.

2.                                       Amendments.  Provided that the conditions specified in Section 1 of this Amendment have been satisfied, the Credit Agreement shall be modified and amended as follows:

2.1                                 Amended and Restated Definitions.  The following definitions set forth in Section 1 of the Agreement are hereby amended and restated to read as follows:

“Applicable Spread” shall mean 4.25%.

“Base Rate” shall mean the LIBOR Market Index Rate.

“Cash Equivalents” shall mean (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“GAAP” shall mean United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Permitted Encumbrances” shall mean the following encumbrances: (i) Liens for taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) pledges or deposits securing obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Borrower or any Guarantor is a party as lessee made in the ordinary course of business; (iv) workers’, mechanics’, suppliers’ or similar Liens arising in the ordinary course of business that are either not yet due and payable or that are being contested in good faith by appropriate proceedings and for which Borrower or any Guarantor has established adequate reserves; (v) carriers’, warehousemen’s, or other similar possessory Liens arising in the ordinary course of business; (vi) an attachment or judgment Lien, but only for a period of thirty (30) days following attachment of such Lien and such attachment or judgment lien shall cease to be a Permitted Encumbrance if the obligation that it secures has not been satisfied or bonded during such thirty (30) day period; (vii) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property, leases or leasehold estates; (viii) Liens securing indebtedness owed by a Subsidiary to Borrower; (ix) security interests securing purchase money indebtedness in capital assets, the acquisition of which is permitted by this Agreement, and so long as the security interest does not encumber any asset other than the asset acquired; (x) any Lien listed as a Permitted Encumbrance on the Disclosure Schedule referred to in Exhibit A to the Fifth Amendment; and (xi) the

refinancing of the real property mortgages referred to in the Disclosure Schedule referred to in Exhibit A to the Fifth Amendment, provided that such refinancing covers the same property covered by the original mortgages, secures a principal amount not in excess of that secured by such mortgages on the date of refinancing, and the terms of such refinancing have all been negotiated at arms length and are on fair market terms..

2.2                                 New Definitions.  The following definitions are hereby added to Section 1 of the Agreement:

“Capitalized Lease Obligation” shall mean obligations under a lease (to pay rent or other amounts under any lease or other arrangement conveying the right to use) that are required to be capitalized for financial reporting purposes in accordance with GAAP.  The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation determined in accordance with GAAP.

“Consolidated Adjusted EBITDA” shall mean, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum (without duplication) of: (a) Consolidated Net Income; plus (b) the sum of (i) Federal, state, local, and foreign income taxes, (ii) interest expense (including the interest portion of any capitalized lease obligations) and (iii) depletion, depreciation and amortization; plus (c) restructuring expenses; plus (d) the sum of extraordinary expenses and noncash expenses; minus (e) the sum of extraordinary gains and noncash gains.

“Derivatives Contract” shall mean (a) any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by Borrower or any of its Subsidiaries (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions.

“Equity Interest” shall mean, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Fifth Amendment” shall mean the Fifth Amendment to Revolving Line of Credit Loan Agreement between Borrower and Lender dated on or about September 30, 2009.

“Governmental Authority” shall mean any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Indebtedness” shall mean , with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person (other than trade debt incurred in the ordinary course of business), whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater or its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) net obligations under any Derivative Contract (which shall be deemed to have an amount equal to the termination value thereof at such time but in no event shall be less than zero); and (h) all Indebtedness of other Persons which (i) such Person has Guaranteed or is otherwise recourse to such Person or (ii) is secured by a Lien on any property of such Person.  For purposes of this definition, (x) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the guaranty, and (y) the amount of any Indebtedness described in clause (h)(ii) above shall be the lower of the amount of the obligation and the fair market value of the assets securing such obligation.

“LIBOR Market Rate Index” shall mean, for any day, the LIBOR Rate as of that day for one-month deposits in U.S. Dollars at approximately 9:00 a.m. Pacific time for such day (or if such day is not a Business Day, the immediately preceding Business Day).  The LIBOR Market Index Rate shall be determined on a daily basis.

“Mandatorily Redeemable Stock” shall mean, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity

Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the date on which all Loans are scheduled to be due and payable in full.

“MPC” shall mean Maui Pineapple Company, Ltd., a Hawaii corporation, or a successor entity that holds all or substantially all of its assets pursuant to a merger, sale or other transaction that has been approved by Lender in its reasonable discretion.

“Nonrecourse Indebtedness” shall mean, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar customary exceptions to nonrecourse liability (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events) in a form reasonably acceptable to Lender) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Off-Balance Sheet Obligations” shall mean liabilities and obligations of Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Borrower’s report on Form 10-Q or Form 10-K (or their equivalents) which Borrower is required to file with the SEC (or any Governmental Authority substituted therefor).

“Total Liabilities” means, as to any Person as of a given date, all liabilities which would, in conformity with GAAP, be properly classified as a liability on a consolidated balance sheet of such Person as of such date.

“Unconsolidated Affiliate” shall mean, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

2.3                                 Modified Definitions.  The following definitions set forth in Section 1 of the Agreement are hereby modified as follows:

(a)                                  The definition of “Fixed Rate Tranche” is hereby amended to delete the words “and the One Year Fixed Rate Tranche” and to add the word “and” before the words “Six Month Fixed Rate Tranche.”

(b)                                 The definition of “Interest Period” is hereby amended to delete the words “or twelve (12) months add the word “or” before the words “six (6) months.”

2.4                                 Deleted Definitions.  The following definitions set forth in Section 1 of the Agreement are hereby deleted:

“Draw Period”

“One Year Fixed Rate Tranche”

“Term Loan”

2.5                                 Amendment of Section 3(a).  Section 3(a) of the Agreement is hereby amended to add the words “day before” prior to the words “Maturity Date” on line 2 and to delete the third and fourth sentences thereof.

2.6                                 Amendment of Section 3(c).  Section 3(c) of the Agreement is hereby amended to delete the last sentence of such section and replace it with the following: “Notwithstanding any other provision of this Agreement to the contrary, from and after October 1, 2009, in no event shall the Base Rate be less than five and one-half of one percent (5.50%) per annum.”

2.7                                 Amendment of Section 3(d)(2).  Section 3(d)(2) of the Agreement is hereby amended to (i) delete “this Section 3(d)(2)” and replace it with “Section 3(d)(1)” in each place where it appears in such Section, (ii) renumber such subsection as Section 3(d)(3), and (iii) insert the following as new subsection 3(d)(2):

(2)                                  Interest on Fixed Rate Tranches.  Each Fixed Rate Tranche shall bear interest, from the Closing Date through the date on which such Fixed Rate Tranche is paid in full, at a rate per annum equal to the greater of (i) five and one-half of one percent (5.50%) or (ii) the sum of (x) the applicable LIBOR Rate for such Fixed Rate Tranche, plus (y) the Applicable Spread for the Interest Period then in effect for such Fixed Rate Tranche.

2.8                                 Amendment of Section 3(i).  Section 3(i) of the Agreement is hereby amended to delete “or Lender” from such Section, and to delete “Section 3(i)(3)” and replace it with “Section 3(i)”.

2.9                                 Amendment of Section 4(b).  Section 4(b) of the Agreement is hereby amended to delete “March 13, 2010” and replace it with “March 1, 2011” and to add the following sentence at the end thereof:  “Any extension of the Maturity Date shall be in the sole and absolute discretion of Lender.”

2.10                           Amendment and Restatement of Section 4(d).  Section 4(d) is hereby amended and restated to read as follows:

(d)                                 Late Charge.  If any payment required under this Agreement is not paid within ten (10) days after it becomes due and payable, Borrower shall pay a late charge for late payment to compensate Lender for the loss of use of funds and for the expenses of handling the delinquent payment, in an amount equal to four percent (4%) of such delinquent payment.  Such late charge shall be paid in any event not later than the due date of the next subsequent installment of principal and/or interest.  In the event the maturity of the Obligations hereunder occurs or is accelerated, this Section shall apply only to payments overdue prior to the time of such acceleration.  This Section shall not be deemed to be a waiver of Lender’s right to accelerate payment of any of the Obligations as permitted under the terms of this Agreement.

2.11                           Amendment of Section 4(e).  Section 4(e) of the Agreement is hereby amended to (a) delete “one quarter of one-percent (.0.25%)” in the first sentence and replacing it with “four-tenths of one percent (0.40%),” and (b) deleting the third sentence and all the language following the third sentence.”

2.12                           Amendment of Section 6(d).  Section 6(d) of the Agreement is hereby amended to delete the number “(1),” to delete “or the One Year Fixed Rate Tranche,” to delete “; and” at the end of the paragraph formerly numbered “(1),” and to delete paragraph (2) in its entirety.

2.13                           Amendment of Section 11.  Section 11 of the Agreement is hereby amended as follows:

2.13.1                  Section 11(g)(2) of the Agreement is amended and restated to read as follows:

(2)                                  Quarterly Financial Statements, Projected Financial Statements and Operating and Capital Plan Updates.  No later than sixty (60) days after the end of each Fiscal Quarter: (i) internally prepared quarterly financial statements containing the same information regularly generated by Borrower on its internal quarterly financial statements and its quarterly filings with the Securities and Exchange Commission on Form 10-Q, accompanied by a compliance certificate from Borrower’s chief financial officer, in the form attached hereto as Exhibit B, certifying that as of the date of such financial statement there did not exist a Default or Event of Default under this Agreement; (ii) projections of the financial statements of the Borrower for the next six Fiscal Quarters, including a projected income statement, balance sheet and cash flow statement of Borrower for the six Fiscal Quarter period immediately following such Fiscal Quarter, which projection shall state the assumptions used in the preparation thereof, include a description and discussion of the variance of the performance projected in such projected financial statements from the performance during the Fiscal Quarter then ended, and include a commentary with respect to the performance of the segments described in such projected financial statements, accompanied by a certificate from Borrower’s chief financial officer certifying that such financial projections represent Borrower’s best estimates and assumptions as to performance during such period, which Borrower believes to be fair and reasonable as of the time made in the light of then current and reasonably foreseeable business conditions; (iii) an update of the Borrowers operating and capital plan for the Fiscal Quarter then ended, which shall include, without limitation, a segment overview, a review of objectives and work streams, progress updates, a review of actions to date, a responsibility matrix, and an outsourced, leased or sold update; (iv) a reconciliation, on a rolling four quarter basis ending with the most recent Fiscal Quarter then ended, of the actual Consolidated Adjusted EBITDA projected for each Fiscal Quarter during such period to the actual Consolidated Adjusted EBITDA contained in the quarterly financial statements provided by Borrower pursuant to this Section; and (v) a leasing/occupancy status report, together with a current rent roll, for any real property owned by Borrower that is used for retail or commercial purposes;

2.13.2                  Section 11(g)(9) of the Agreement is amended to delete the “and” at the end of such Section.

2.13.3                  Section 11(g)(10) of the Agreement is amended and restated to read as follows:

(10)                            Consolidated Cash Flow Forecast.  No later than twenty (20) days following the end of each month, a consolidated forecast of the cash flows of Borrower for the upcoming twenty-four month period, which forecast shall state the assumptions used in the preparation thereof and be accompanied by a certificate from Borrower’s chief financial officer certifying that such forecast represents Borrower’s best estimate and assumption as to performance during such period, which Borrower believes to be fair and reasonable as of the time made in the light of then current and reasonably foreseeable business conditions;

2.13.4      A new Section 11(g)(11) of the Agreement is hereby added as follows:

(11)         Quarterly Conference Calls.  Promptly upon delivery of the financial information described in Section 11(g)(2) above, Borrower’s chief financial officer or his/her designee shall make himself/herself available, at a time acceptable to Lender, for a conference call to discuss such information; and

2.13.5      A new Section 11(g)(12) of the Agreement is hereby added as follows:

(12)         Other Information.  Such other information regarding the condition or operations, financial or otherwise, of Borrower or any Guarantor as Lender may, from time to time, reasonably request.  All information provided by Borrower to Lender pursuant to this Section shall be in form and substance satisfactory to Lender in all respects.

2.14                           Amendment of Section 12(b).  Section 12(b) of the Agreement is hereby amended to replace “and (iii)” with “(iii) all or a portion of the assets of MPC; (iv) all or a portion of the Equity Interest held by Borrower in MPC; and (v)”.

2.15                           Amendment of Section 12(d).  Section 12(d) of the Agreement is hereby amended to replace “Collateral” with “any assets of Borrower,”.

2.16                           Amendment of Section 12(e).  Section 12(e) of the Agreement is hereby amended to replace “Forty Million Dollars ($40,000,000)” with “Seven Million Dollars ($7,000,000)” and “2005” with “2009”.

2.17                           Amendment and Restatement of Section 12(i).  Section 12(i) of the Agreement is hereby amended and restated to read as follows:

(i)  Indebtedness.  Incur any Indebtedness other than the Loan, except for Indebtedness disclosed on the consolidated balance sheet of Borrower and its Subsidiaries dated as of September 30, 2009, provided, however, that (i) Borrower may incur up to $50,000,000 in total Indebtedness outstanding at any time pursuant to that certain Amended and Restated Credit Agreement, dated as of even date herewith, between Borrower, Wells Fargo Bank, National Association, as administrative agent and sole lead arranger, and the financial institutions party thereto; (ii) Borrower may incur up to $250,000 in total Indebtedness outstanding at any time in connection with the acquisition or lease of equipment used in the ordinary course of its business; (iii) Borrower may incur Capitalized Lease Obligations in the ordinary course of business; and (iv) the amount of Indebtedness attributable to the convertible debt of Borrower in existence as of the date hereof may be increased, provided that such increase arises solely from the recalculation of the amount of such debt under GAAP based on a change in the stock price of shares of Borrower (and not as a result of the issuance of new Indebtedness).

2.18                           Amendment and Restatement of Section 12(j).  Section 12(j) of the Agreement is hereby amended and restated to read as follows:

(j)  Total Liabilities.  Permit its Total Liabilities to exceed $240,000,000 at any time, as calculated at the end of each Fiscal Quarter.

2.19                           Addition of New Section 12(k).  A new Section 12(k) of the Agreement is hereby added as follows:

(k)           Liquidity.  Permit its Liquidity, as of the end of any calendar quarter, to be less than $8,000,000.  As used herein, “Liquidity” shall mean the sum of (i) cash, (ii) Cash Equivalents, (iii) publicly traded and publicly quoted marketable securities acceptable to Lender Agent in its reasonable discretion, (iv) undisbursed commitment under secured lines of credit available to Borrower, and (v) the amount, if any, not to exceed $2,000,000, by which accounts receivable of the Borrower exceed accounts payable of the Borrower, net, in connection with any of the foregoing, of any encumbrance, setoff or claim and minus any unsecured Indebtedness of Borrower.

The foregoing shall supersede Section 3.2 of the Fourth Amendment and the “Liquidity” covenant set forth in the Fourth Amendment shall no longer be of any force or effect.

2.20                           Amendment and Restatement of Section 13(d).  Section 13(d) of the Agreement is hereby amended and restated to read as follows:

(d)  Other Indebtedness. Borrower or any Guarantor shall fail to pay when due any Indebtedness or any other event occurs which, under any agreement or instrument relating to such Indebtedness, has the effect of accelerating or permitting the acceleration of such Indebtedness, whether or not such Indebtedness is actually accelerated.

2.21                           Amendment of Section 13(f).  Section 13(f) is hereby amended to add the following at the end of such section:  “, provided, however, that, notwithstanding anything in this Section 13(f) to the contrary, Borrower may liquidate, wind-up, dissolve or cease the operations of MPC.”

2.22                           General Amendment.  The words “Indebtedness for Borrowed Money” are herby changed to “Indebtedness” each time they appear.

3.                                       Representations and Warranties of Borrower.  Borrower represents, warrants and covenants to Lender that:

3.1                                 Borrower knows of no Default or Event of Default under the terms and conditions of the Loan Documents.

3.2                                 This Amendment constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally.

3.3                                 The representations and warranties of Borrower set forth in Section 10 of the Credit Agreement are correct in all material respects as though made on and as of the date of this Amendment (provided, if a representation or warranty was made as of a specific date, such representation or warranty was true and correct in all material respects as of the date made).

3.4                                 Since the date of the last financial statements delivered by Borrower to Lender, there has been no material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole or in the facts and information regarding such entities as represented to Lender to date.

3.5                                 Except as set forth on Schedule 3.5 hereto, there are no actions, suits, investigations or proceedings pending or to Borrower’s knowledge, threatened in any court or before any arbitrator or governmental authority that purport (x) to materially and adversely affect Borrower or any of its Subsidiaries, or (y) to affect any transaction contemplated hereby or the ability of Borrower to perform its obligations under the Loan Documents.

3.6                                 Borrower is in material compliance with all laws, including satisfaction of all tax obligations prior to delinquency.

3.7                                 Borrower is in compliance with all insurance requirements imposed upon Borrower under the Loan Documents.

3.8                                 Borrower is in compliance with the negative covenants set forth in Section 12 of the Credit Agreement, as amended herein.

4.                                       Representations and Warranties of Guarantors.  Each Guarantor by its signature below represents, warrants and covenants to Lender that:

4.1                                 Such Guarantor knows of no Default or Event of Default under the terms and conditions of the Loan Documents.

4.2                                 This Amendment constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally.

4.3                                 Since the date of the last financial statements delivered by Borrower to Lender, there has been no material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of such Guarantor taken as a whole or in the facts and information regarding such Guarantor as represented to Lender to date.

4.4                                 Except as set forth on Schedule 3.5 hereto, there are no actions, suits, investigations or proceedings pending or to Borrower’s knowledge, threatened in any court or before any arbitrator or governmental authority that purport (x) to materially and adversely affect such Guarantor, or (y) to affect any transaction contemplated hereby or the ability of Guarantor to perform its obligations under the Loan Documents.

4.5                                 Such Guarantor is in material compliance with all laws, including satisfaction of all tax obligations prior to delinquency.

5.                                       Continuing Validity.  Except as expressly modified or changed by this Amendment, the terms of the Credit Agreement, the Note and all other related loan documents remain unchanged and in full force and effect. Consent by Lender to the changes described herein does not waive Lender’s right to strict performance of the terms and conditions contained in the Credit Agreement, the Note and all other loan and security documents as amended, nor obligate Lender to make future changes in terms. Nothing in this Amendment will constitute a satisfaction of the indebtedness represented by the Note.

6.                                       Release.  Borrower hereby releases, remises, acquits and forever discharges Lender and its employees, agents, representatives, consultants, attorneys, fiduciaries, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (collectively, the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of delivery hereof, and in any way directly or indirectly arising out of or in any way connected to the Credit Agreement (collectively, the “Released Matters”).  Borrower acknowledges that the agreements in this Section are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.

Without limiting the generality of the foregoing, Borrower hereby waives the provisions of any statute that prevents a general release from extending to claims unknown by the releasing party, including Section 1542 of the California Civil Code which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and Borrower may hereafter discover facts in addition to or different from those which Borrower presently knows or believes to be true, but that it is the intention of Borrower to hereby fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that Borrower relied upon in delivering this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever.  Borrower acknowledges that Borrower is not relying upon and has not relied upon any representation or statement made by Lender with respect to the facts underlying this release or with regard to Borrower’s rights or asserted rights.

This release may be pleaded as a full and complete defense and/ or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release.  Borrower acknowledges that the release contained herein constitutes a material inducement to Lender to enter into this Amendment and that Lender would not have done so but for Lender’s expectation that such release is valid and enforceable in all events.

7.                                       Enforceability.  Borrower represents, warrants and acknowledges that it has had the opportunity to consult with independent counsel regarding the legal effects of this Amendment, and that it is executing this Amendment of its own free will and accord, for the purposes and considerations set forth herein.  Borrower hereby acknowledges that this Amendment is binding and enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to the enforcement of creditor’s rights generally and by general equitable principles.  Any law or regulation that provides that the language of a contract shall be construed against the drafter shall not apply to this Amendment.

8.                                       Miscellaneous.

8.1                                 Borrower acknowledges and agrees that the execution and delivery by the Lender of this Amendment shall not be deemed to create a course of dealing or an obligation to execute similar amendments or substitutions of collateral under the same or similar circumstances in the future.

8.2                                 This Amendment shall be binding upon and inure to the benefit of the Borrower, and Lender and their respective successors and assigns.

8.3                                 This Amendment shall be governed by and construed in accordance with the laws of the State of California.

8.4                                 This Amendment contains the entire agreement of the parties hereto with reference to the matters discussed herein.

8.5                                 If any term or provision of this Amendment shall be deemed prohibited or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment, the Credit Agreement, the Note or any other Loan Documents or related documents.

8.6                                 This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.  The manual signature of any party hereto that is transmitted to any other party or its counsel by facsimile or electronic transmission shall be deemed for all purposes to be an original signature.

IN WITNESS WHEREOF the parties have executed this Amendment on the date first above written.

THE UNDERSIGNED AGREE TO ALL THE TERMS AND CONDITIONS SET FORTH ABOVE.

BORROWER:

MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation

By:	/S/ JOHN P. DURKIN
Name:	John P. Durkin
Title:	Chief Financial Officer

By:	/S/ RYAN L. CHURCHILL
Name:	Ryan L. Churchill
Title:	Senior Vice President

LENDER:

AMERICAN AGCREDIT, FLCA

By:	/S/ GARY VANSCHUYVER
Name:	Gary VanSchuyver
Title:	Vice President

THE SIGNATURES OF GUARANTORS APPEAR ON THE FOLLOWING PAGE.

GUARANTORS:

The undersigned Guarantors hereby consent to, ratify and approve the terms, covenants, conditions and provisions of the foregoing Amendment, agree that the guaranty(ies) executed by them shall be extended to include the obligations of the Borrower under the Credit Agreement as amended by this Amendment, and join in the release granted by Borrower to Lender in the foregoing Amendment.

KAPALUA LAND COMPANY, LTD., a Hawaii corporation

By:	/S/ JOHN P. DURKIN
Name:	John P. Durkin
Title:	Chief Financial Officer

By:	/S/ RYAN L. CHURCHILL
Name:	Ryan L. Churchill
Title:	Senior Vice President

MAUI PINEAPPLE COMPANY, LTD., a Hawaii corporation

By:	/S/ JOHN P. DURKIN
Name:	John P. Durkin
Title:	Chief Financial Officer

By:	/S/ RYAN L. CHURCHILL
Name:	Ryan L. Churchill
Title:	Member, Board of Directors